EXHIBIT 99.1

Nabors Redeems 93% of its Outstanding Convertible Debt Due 2021
HAMILTON, Bermuda, February 7, 2006, Nabors Industries Ltd. (NYSE:NBR) today announced that its wholly owned subsidiary, Nabors Industries Inc., has redeemed 93% of its Zero Coupon Senior Convertible Debentures due 2021, CUSIP No. 629568AF3 (the “Debentures”). The Company redeemed $1.117 billion in principal amount of the Debentures at a redemption price of $688.89 per security for a total redemption price of $769.8 million. The Debentures are in book entry form and are being redeemed through the Depository Trust Company as clearing agent. Debentures having a principal amount equal to $82.8 million were not put to the Company and remain outstanding.
The Nabors companies own and operate almost 600 land drilling and approximately 780 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at (441) 292-1510 or via email at dan.mclachlin@nabors.com.